Exhibit 14.1

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CODE OF ETHICS

I. Covered Persons/Purpose of the Code

This Code of Ethics (the “Code”) for Wells Real Estate Investment Trust II, Inc. (the “Wells REIT II”) applies to (i) its Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and persons performing similar functions, (ii) all members of its Board of Directors and (iii) those key executives of the Wells Affiliates (as defined below) set forth in Exhibit A (the “Covered Persons”), which Exhibit lists each current Covered Person and his or her title, for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Wells REIT;

•	compliance with applicable laws and governmental rules and regulations;

•	he prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

II. Conflicts of Interest

Covered Persons should be scrupulous in avoiding conflicts of interest with regard to the interests of the Wells REIT II. A “conflict of interest” occurs when a Covered Person’s private interest in any material respect interferes with the interests of, or his service to, the Wells REIT II. For example, a conflict of interest would arise if a Covered Person, or a member of his family, receives improper personal benefits as a result of his position with the Wells REIT II.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Wells REIT II and (i) its advisor, Wells Capital, Inc. (the “Advisor”), (ii) its dealer manager, Wells Investment Securities, Inc. (the “Dealer Manager”), (iii) its asset and property manager, Wells Management Company, Inc. (the “Property Manager”) and (iv) any of its other affiliates, including Wells Development Corporation, Wells Advisors, Inc. and Wells Real Estate Funds, Inc. (collectively, with the Advisor, the Dealer Manager and the Property Manager, the “Wells Affiliates”). As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Wells REIT II or for the Wells Affiliates or both), be involved in establishing policies and implementing decisions that may have different effects on the Wells Affiliates and the Wells REIT II. The participation of the Covered Persons in such activities is inherent in the contractual relationship between the Wells REIT II and the Wells Affiliates and is consistent with the performance by the Covered Persons of their duties as officers of the Wells REIT II.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Wells REIT II.

Each Covered Person must:

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not use his personal influence or personal relationships improperly to influence business decisions or financial reporting by the Wells REIT II whereby the Covered Person would benefit personally to the detriment of the Wells REIT II;

•	not cause the Wells REIT II to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Wells REIT II; and

•	report at least annually any affiliations or other relationships related to conflicts of interest.

Additionally, federal securities laws now prohibit personal loans to directors and executive officers by the Wells REIT II.

In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, all transactions involving a conflict of interest must be approved by a majority of the Board of Directors (including a majority of the Independent Directors) not otherwise interested in the transaction as fair and reasonable to the Wells REIT II and on terms not less favorable to the Wells REIT II than those available from unaffiliated third parties. Conflicts of interest may not always be clear-cut, so if an officer or director has a question, he or she shall promptly bring it to the attention of the Chairman of the Audit Committee of the Board of Directors of the Wells REIT II. Examples of potential conflicts of interest include:

•	service as a director on the board of any other business organization;

•	the receipt of non-nominal gifts;

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the receipt of entertainment from any company with which the Wells REIT II has current or prospective business dealings, including investments in such companies, unless such entertainment is reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety; or

•	any ownership interest in, or any consulting or employment relationship with, any of the Wells REIT II’s unaffiliated service providers.

The Wells REIT II encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of the duties of an officer or director of the Wells REIT II. Each officer or director shall contact the Audit Committee of the Board of Directors before agreeing to participate in any civic or political activities that are likely to unduly interfere with the performance of his or her duties as an officer or director of the Wells REIT II.

III. Confidentiality

Covered Persons shall maintain the confidentiality of confidential information entrusted to them by the Wells REIT II or parties with which the Wells REIT II transacts business, except when disclosure is authorized by the Chairman of the Audit Committee or required by laws, regulations or legal proceedings. Whenever feasible, Covered Persons should consult with the Chairman of the Audit Committee if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information, and all other information the disclosure of which might be harmful to the Wells REIT II or parties with which the Wells REIT II transacts business, including, without limitation, information that could (i) be of use to competitors of the Wells REIT II, (ii) have an adverse effect on the Wells REIT II’s business relationships or otherwise adversely affect the reputation or perception of the Wells REIT II in the business, financial, investment or real estate community, (iii) impair the value of any of the Wells REIT II’s assets, or (iv) expose the Wells REIT II to legal claims, regulatory actions or other forms of liability. Covered Persons shall not share confidential information with anyone outside of the Wells REIT II, including family and friends, or with employees, officers and directors of Wells Capital and its affiliates who do not need to know the information to carry out their duties. Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Wells REIT II ends. All public and media communications involving the Wells REIT II shall be handled exclusively by the President of the Wells REIT II.

IV. Recordkeeping

All of the Wells REIT II’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Wells REIT II’s transactions and must conform both to applicable legal requirements and to the Wells REIT II’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee of the Board of Directors. Records should always be retained or destroyed according to the Wells REIT II’s record retention policies.

V. Fair Dealing

Each Covered Person shall deal fairly with the Wells REIT II’s customers, suppliers, competitors, officers and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice. We seek competitive advantages through superior client service, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Wells REIT II. Copies of such agreements should be provided to the President of the Wells REIT II to permit evaluation of the agreement in light of the officer’s position. In no event shall a Covered Person use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Wells REIT II.

VI. Protection and Proper Use of Wells REIT II Assets

All Covered Persons shall protect the Wells REIT II’s assets and ensure their efficient and proper use. Theft, carelessness, and waste have a direct impact on the Wells REIT II’s profitability. All Wells REIT II assets should be used for legitimate business purposes. Wells REIT II assets may not be used for personal benefit, sold, loaned, given away or disposed of without proper authorization. Permitting Wells REIT II property to be damaged, lost or used in an unauthorized manner is strictly prohibited. Covered Persons shall not use corporate or other official stationary for personal purposes.

VII. Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by a Covered Person or an agent acting on his/her behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Covered Persons are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

VIII. Disclosure and Compliance

Each Covered Person should:

•	familiarize himself with the disclosure requirements generally applicable to the Wells REIT II;

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not knowingly misrepresent, or cause others to misrepresent, facts about the Wells REIT II to others, whether within or outside the Wells REIT II, including to the Wells REIT II’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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to the extent appropriate within his area of responsibility, consult with other officers and employees of the Wells REIT II and the Wells Affiliates with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Wells REIT II files with, or submits to, the SEC and in other public communications made by the Wells REIT II; and

•	promote compliance with the standards and restrictions imposed by applicable laws,

rules and regulations.

IX. Accountability

Each Covered Person must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	not retaliate against any other Covered Person or any employee of the Wells REIT II or the Wells Affiliates for reports of potential violations that are made in good faith; and

•	notify the Chairman of the Audit Committee promptly if he knows of any material violation of this Code.

X. Accounting Complaints

The Wells REIT II’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Wells REIT II. If any Covered Person of the Wells REIT II has concerns or complaints regarding questionable accounting or auditing matters (including, but not limited to, knowingly providing any false or misleading representation to an auditor) which in any way affects the Wells REIT II, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chairman of the Audit Committee of the Board of Directors in accordance with the Whistleblower Policy of the Wells REIT II.

XI. Reporting any Illegal or Unethical Behavior

Covered Persons are encouraged to talk to other officers about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Officers and directors who are concerned that violations of this Code have occurred or may occur or that other illegal or unethical conduct by other officers or directors of the Wells REIT II has occurred or may occur should contact (anonymously, confidentially or otherwise) the Compliance Officer of the Code or the Chairman of the Audit Committee of the Board of Directors.

XII. Administration and Violations of the Code of Ethics

This Code shall be administered and monitored by the Code’s Compliance Officer who shall be appointed by the Audit Committee of the Board of Directors. The Compliance Officer will handle the Wells REIT II’s day-to-day compliance matters, including:

•	receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;

•	providing guidance on the meaning and application of the Code;

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reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) to management, the Company’s Disclosure Committee and the Audit Committee of the Board of Directors on implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he deems necessary.

Any questions and further information on this Code should be directed to the Compliance Officer.

Covered Persons are expected to follow this Code at all times. Generally, there should be no waivers of this Code. For members of the Board of Directors and executive officers, the Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to this Code. Any such waiver from or amendment to this Code applicable to or directed at the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions shall be disclosed as required by the rules promulgated under the Securities Exchange Act of 1934 and other applicable law.

XIII. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Wells REIT II for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder. Insofar as other policies or procedures of the Wells REIT II or the Wells Affiliates govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

XIV. Confidentiality of Reports & Records

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board and the Audit Committee.

XV. Internal Use

The Code is intended solely for the internal use by the Wells REIT II and does not constitute an admission, by or on behalf of the Wells REIT II, as to any fact, circumstance or legal conclusion.

Date: May 1, 2007

EXHIBIT A

Covered Persons currently covered by this Code of Ethics:

Leo F. Wells, III	President and Chairman of the Board

Douglas P. Williams	Executive Vice President, Treasurer, Secretary and Director

Randall D. Fretz	Vice President

Charles R. Brown	Director

Richard W. Carpenter	Director

Bud Carter	Director

E. Nelson Mills	Director

Jack M. Pinkerton	Director

Neil H. Strickland	Director

Thomas F. Brittelle	Chief Information Officer of the Advisor to the Company

Michael D. Dobbs	Chief Marketing Officer of the Advisor to the Company

Stephen G. Franklin, Sr.	Chief Sales & New Business Development Officer of the Advisor to the Company

Nancy R. Padgett	Chief People Officer of the Advisor to the Company